Exhibit 99

The Fifth Third Bancorp 401(k) Savings Plan

Financial Statements and Notes to Financial Statements as of and for the years ended December 31, 2015 and 2014, Supplemental Schedule as of December 31, 2015, and Report of Independent Registered Public Accounting Firm

THE FIFTH THIRD BANCORP 401(K) SAVINGS PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2015 and 2014	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2015 and 2014	3

Notes to Financial Statements as of and for the years ended December 31, 2015 and 2014	4-12

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2015	14-15

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp as the Plan Sponsor and the Pension, Profit Sharing and Medical Plan Committee of The Fifth Third Bancorp 401(k) Savings Plan:

We have audited the accompanying statements of net assets available for benefits of The Fifth Third Bancorp 401(k) Savings Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedule of Assets (Held at End of Year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 28, 2016

THE FIFTH THIRD BANCORP 401(K) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS:
Cash (Note 6)	$438,498	$535,400

Investments - at fair value:
Cash equivalents	96,872,171	105,477,807
Common stock of Fifth Third Bancorp (Note 5)	200,456,511	221,757,547
Collective funds	896,825,139	737,910,313
Mutual funds	472,279,573	607,410,494

Total investments - at fair value (Notes 4 and 6)	1,666,433,394	1,672,556,161

Receivables:
Employer contribution	3,628,328	18,705,195
Notes receivable from participants	24,123,715	23,606,915
Accrued investment income	1,297,255	1,414,912

Total receivables	29,049,298	43,727,022

Total assets	1,695,921,190	1,716,818,583

LIABILITIES:
Excess contributions payable	—	1,604,292

NET ASSETS AVAILABLE FOR BENEFITS	$1,695,921,190	$1,715,214,291

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP 401(K) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
ADDITIONS:
Investment income:
Dividends	$35,040,087	$63,202,159
Interest	1,045,353	971,408
Net (depreciation) appreciation in fair value of investments (Note 4)	(53,982,517)	19,738,338
Net (depreciation) appreciation in fair value of self-directed brokerage account	(658,536)	1,870,177

Net investment (loss) income	(18,555,613)	85,782,082

Contributions:
Employer	72,155,778	59,019,965
Employee, net of excess contributions	92,691,360	77,750,048
Rollover	6,229,515	3,653,821

Total contributions	171,076,653	140,423,834

Total additions	152,521,040	226,205,916

DEDUCTIONS:
Benefits paid to participants	(170,771,440)	(172,352,468)
Administrative expenses	(1,042,701)	(960,306)

Total deductions	(171,814,141)	(173,312,774)

(DECREASE) INCREASE IN NET ASSETS
AVAILABLE FOR BENEFITS (Note 7)	(19,293,101)	52,893,142

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	1,715,214,291	1,662,321,149

End of period (Note 7)	$1,695,921,190	$1,715,214,291

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP 401(K) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

1.	DESCRIPTION OF PLAN

The following brief description of the Fifth Third Bancorp 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s information.

General - The Plan is a defined contribution plan, with a 401(k) feature, with separate accounts maintained for each participant. Fifth Third Bancorp amended and restated the Fifth Third Bancorp Master Profit Sharing Plan in its entirety, effective as of January 1, 2015. The Plan now utilizes a “safe harbor” design under IRS 401(k) regulations and has been renamed to the Fifth Third Bancorp 401(k) Savings Plan. Each employee of a participating Fifth Third Bancorp (the “Bancorp”) subsidiary automatically becomes a participant on the first payroll date after becoming an employee. Employees are eligible to participate after 30 days of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor. The original Plan became effective December 31, 1954.

Investment Options - At December 31, 2015, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, one money market fund, 18 collective funds, 12 mutual funds and a self-directed brokerage window offering a money market fund and mutual funds only offered by the Plan as investment options with a few limited restrictions. At December 31, 2014, participants could direct their accounts to be invested in Fifth Third Bancorp common stock, one money market fund, 17 collective funds, 12 mutual funds and a self-directed brokerage window offering a money market fund and mutual funds only offered by the Plan as investment options with a few limited restrictions.

Administration - The Fifth Third Bancorp Pension, Profit Sharing and Medical Plan Committee, serves as the Plan Administrator. Great West Trust Company, LLC serves as the trustee of the Plan. Great West must adhere to the investment authority of the Plan Administrator. JPMorgan Chase Bank serves as the custodian for the investment in Fifth Third common stock. All other collective and mutual fund investments are held by their respective asset managers. Empower Retirement serves as the Plan’s recordkeeper and performs certain functions as agent of the trustee under an agency agreement.

Funding and Vesting - The Plan permits voluntary contributions from participants up to 50% of their eligible compensation. Such contributions are credited directly to the participants’ accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. Gains and losses under the Plan are calculated on a daily basis and allocated to participant accounts based on account balances.

The Plan also accepts before-tax rollover contributions and Roth rollover contributions from other qualified plans or from individual retirement accounts. Rollovers are credited to a participant’s rollover contribution account. Before-tax rollover contributions are treated in a manner similar to before-tax contributions for Plan accounting and federal income tax purposes. Neither type of rollover contribution is eligible for matching contributions by the Bancorp.

Employees are eligible to participate in the Plan starting the pay period after they have completed 30 days of service for voluntary contributions and after 180 days of service employees are eligible to receive matching contributions. The Bancorp matches 150% of the first two percent contributed on a pre-tax or Roth basis and an additional 100% of pre-tax or Roth employee contributions in excess of two percent but not in excess of a total of six percent. Matching contributions vest 100% immediately and are invested in the same funds selected by participants for future contributions.

Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

Participant Accounts - Individual accounts are maintained for each participant of the Plan. Each participant’s account is credited with the participant’s contribution, the Bancorp’s matching contribution, allocations of the Bancorp’s discretionary contributions, Plan earnings, and charged with withdrawals and an allocation of Plan losses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Forfeited Accounts - During the years ended December 31, 2015 and 2014, forfeited nonvested accounts totaled $4,373,319 and $7,101,841, respectively. The balances of these accounts were used to reduce bi-weekly employer matching contributions during 2015 and year-end employer profit sharing contributions during 2014.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Benefits Payable - Amounts allocated to accounts of persons who have elected to withdraw from the Plan, but have not yet been paid were immaterial at December 31, 2015 and 2014.

Tax Status - The Internal Revenue Service (IRS) has determined and informed the Bancorp by a letter dated September 1, 2015 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America (U.S. GAAP) require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.

Notes Receivable from Participants - Loans to participants are measured at amortized cost. Participants may borrow from certain fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the vested portion of their account balance. A participant can request a loan for any reason. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans were 4.25% at both December 31, 2015 and 2014. Principal and interest are paid by the participant through payroll deductions authorized by the participant. Terminated employees must repay the outstanding loan principal balance in full or take a deemed distribution equal to the outstanding loan principal balance.

Withdrawals - Participants are eligible to request withdrawals upon severance of employment, attainment of age 59  1/2 or in the case of specific hardships. Amounts attributable to historic after-tax and rollover contributions are also available for in-service withdrawal. The Plan also makes mandatory age 70  1/2 distributions pursuant to required minimum distribution regulations issued by the IRS.

Dividend Pass-Through Election - A participant with an account (including any sub-account) invested in Fifth Third Bancorp common stock (or in the event of the participant’s death, their beneficiary), shall have the right to elect, in accordance with instructions or procedures of the Plan Administrator, or its delegate to either (1) leave such dividends in the Plan for reinvestment in common stock of Fifth Third Bancorp; or (2) take the dividends in cash.

Excess Contributions Payable - No contributions were required to be refunded to applicable participants during the year ended December 31, 2015 under the safe harbor design of the amended plan. In accordance with IRC limits applicable to the 2014 Plan year, excess contributions of $1,604,292 were refunded for the year ended December 31, 2014. These refunds were required in order for the Plan to pass the Average Deferral Percentage (ADP) test and to comply with IRC Section 415 for the year ended December 31, 2014.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with U.S. GAAP.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires the Plan Administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Risk and Uncertainties - The Plan, at the direction of the participant, invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the financial statements.

Cash Equivalents - Cash equivalents include amounts held in the Federated Prime Cash Obligation Money Market Fund and the JPMorgan Prime Money Market Fund which is part of the self-directed brokerage window. Cash equivalents are readily convertible to cash upon demand and are considered short-term investment funds that have an original maturity of 90 days or less and are valued at cost which approximates fair value.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. Quoted market prices, when available, are used to value equity securities and mutual funds. Collective funds are stated at fair value, as determined by the issuer of the collective funds, based on the net asset value (“NAV”) per share or its equivalent, without adjustment, as quoted by the issuer or the collective fund. For further information on fair value measurements, see Note 5.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold during the year.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and collective trust funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document. A portion of the legal fees incurred in the administration of the Plan were also allocated to participants’ accounts on a pro-rata basis.

3.	RECENT ACCOUNTING DEVELOPMENTS

Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share

In May 2015, the FASB issued amended guidance to remove the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amended guidance also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using that practical expedient. The amended guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amended guidance should be applied retrospectively to all periods presented. The retrospective approach requires that an investment for which fair value is measured using the net asset value per share practical expedient be removed from the fair value hierarchy in all periods presented in an entity’s financial statements. Earlier application is permitted. The adoption of the amended guidance is not expected to have a material impact on the Plan’s Financial Statements.

Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets

In July 2015, the FASB issued amended guidance intended to simplify an entity’s measurement of the fair value of plan assets of a defined benefit pension or other postretirement benefit plan when the fiscal year-end does not coincide with a month-end. For an entity with a fiscal year-end that does not coincide with a month-end, the amended guidance provides a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from year to year. The amended guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. The amended guidance should be applied prospectively. The adoption of the amended guidance is not expected to have an impact on the Plan’s Financial Statements as the Plan’s fiscal year-end coincides with a month-end.

4.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2015 and 2014 are as follows, and stated at fair value:

	December 31, 2015	December 31, 2014
Fifth Third Bancorp common stock (9,972,961 and 10,883,806 shares, respectively)	$200,456,511	$221,757,547
T. Rowe Price Blue Chip Growth Trust (4,165,416 shares)	109,300,963	—
Fifth Third Bank Equity Index Fund for Employee Benefit Plans (2,191,919 and 2,115,133 shares, respectively)	106,571,285	101,451,001
State Street Global Advisors Global Equity Ex US Index Fund (5,228,835 shares)	94,788,310	< 5%
Federated Prime Cash Obligations Money Market Fund (92,931,797 and 100,857,202 shares, respectively)	92,931,803	100,900,186
Touchstone Large Cap Growth Fund (3,309,463 shares)	—	97,040,540

The following table represents the net (depreciation) appreciation in the fair value of Plan investments during the years ended:

	December 31, 2015	December 31, 2014
Net (depreciation) appreciation in the fair value of investments:
Common stock of Fifth Third Bancorp	$(2,618,613)	$(7,440,624)
Collective funds	(1,170,735)	50,763,510
Mutual funds	(50,193,169)	(23,584,548)

Total	$(53,982,517)	$19,738,338

5.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees were charged.

At December 31, 2015 and 2014, the Plan held 9,972,961 and 10,883,806 shares of the Bancorp’s common stock, respectively, with fair values of $200,456,511 and $221,757,547, respectively. This investment represents 12.03% and 13.26% of total investments at December 31, 2015 and 2014, respectively. A significant decline in the market value of the Bancorp’s stock would significantly affect the net assets available for benefits. Total dividends received from shares of the Bancorp’s common stock were $5,351,829 and $5,835,953 during the years ended December 31, 2015 and 2014, respectively.

6.	FAIR VALUE MEASUREMENTS

The Plan measures certain financial assets and liabilities at fair value in accordance with U.S. GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The methods described above involve various valuation techniques and models, which involve inputs that are observable, when available. Valuation techniques and parameters used for measuring assets and liabilities are reviewed and validated on a quarterly basis. Additionally, the Plan monitors the fair values of significant assets and liabilities using a variety of methods including the evaluation of pricing runs and exception reports based on certain analytical criteria, comparison to previous trades and overall review and assessments for reasonableness.

The following tables summarize assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of December 31, 2015	Level 1(a)	Level 2(a)	Level 3	Total Fair Value
Investments:
Cash equivalents
Federated Prime Cash Obligation Money Market Fund	$92,931,803	$—	$—	$92,931,803
JPMorgan Prime Money Market Fund(b)	3,940,368	—	—	3,940,368
Common stock
Fifth Third Bancorp	200,456,511	—	—	200,456,511
Collective funds	—	896,825,139	—	896,825,139
Mutual funds
Large cap allocation funds	113,861,076	—	—	113,861,076
Bond funds	94,525,696	—	—	94,525,696
Mid cap allocation funds	127,730,397	—	—	127,730,397
Small cap allocation funds	64,054,446	—	—	64,054,446
Foreign large cap allocation funds	37,783,243	—	—	37,783,243
Self-directed brokerage account	34,324,715	—	—	34,324,715

Total investments	$769,608,255	$896,825,139	$—	$1,666,433,394

	Fair Value Measurements Using
As of December 31, 2014	Level 1(a)	Level 2(a)	Level 3	Total Fair Value
Investments:
Cash equivalents
Federated Prime Cash Obligation Money Market Fund	$100,900,186	$—	$—	$100,900,186
JPMorgan Prime Money Market Fund(b)	4,577,621	—	—	4,577,621
Common stock
Fifth Third Bancorp	221,757,547	—	—	221,757,547
Collective funds	—	737,910,313	—	737,910,313
Mutual funds
Large cap allocation funds	227,710,550	—	—	227,710,550
Bond funds	92,570,100	—	—	92,570,100
Mid cap allocation funds	142,337,504	—	—	142,337,504
Small cap allocation funds	70,392,983	—	—	70,392,983
Foreign large cap allocation funds	40,319,063	—	—	40,319,063
Self-directed brokerage account	34,080,294	—	—	34,080,294

Total investments	$934,645,848	$737,910,313	$—	$1,672,556,161

(a)	The Bancorp evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2015 and 2014, no assets or liabilities were transferred between Level 1 and Level 2 nor have any changes been made to the leveling methodology.
(b)	Part of the self-directed brokerage account.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash equivalents

Cash equivalents are comprised of money market mutual funds that invest in short-term money market instruments that are issued and payable in U.S. dollars. The Plan measures its cash equivalent funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Common stock

The Plan measures its common stock using the stock’s quoted price, which is available in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Collective funds

Investments in collective funds are valued based upon the redemption price of the units held by the Plan, which is based on the current fair value of the fund’s underlying assets. Unit values are determined by the financial institution sponsoring such funds by dividing the fund’s net assets at fair value by the units outstanding at the valuation dates to obtain the investment’s NAV. Therefore, these investments are classified within Level 2 of the valuation hierarchy. Investments in the collective funds do not have a holding period and there are no unfunded commitments.

The collective funds seek an investment return that approximates as closely as practicable, before expenses, the performance of the associated investment index over the long term.

The collective funds are managed using a passive or indexing investment approach, by which the sponsoring investment institution attempts to invest in the securities comprising the relevant investment index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. From time to time, the sponsoring investment institution may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

Mutual funds

The Plan measures its mutual funds that are exchange-traded, including the self-directed brokerage account offering mutual funds, using the fund’s quoted price, which is available in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Fair Value of Certain Financial Instruments

The following tables summarize the carrying amounts and estimated fair values for certain financial instruments, excluding financial instruments measured at fair value on a recurring basis:

	Net Carrying Amount	Fair Value Measurements Using			Total Fair Value
As of December 31, 2015		Level 1	Level 2	Level 3
Financial Assets:
Cash	$438,498	438,498	—	—	438,498
Employer contribution	3,628,328	3,628,328	—	—	3,628,328
Notes receivable from participants	24,123,715	24,123,715	—	—	24,123,715
Accrued investment income	1,297,255	1,297,255	—	—	1,297,255

	Net Carrying Amount	Fair Value Measurements Using			Total Fair Value
As of December 31, 2014		Level 1	Level 2	Level 3
Financial Assets:
Cash	$535,400	535,400	—	—	535,400
Employer contribution	18,705,195	18,705,195	—	—	18,705,195
Notes receivable from participants	23,606,915	23,606,915	—	—	23,606,915
Accrued investment income	1,414,912	1,414,912	—	—	1,414,912

Financial Liabilities:
Excess contributions payable	1,604,292	1,604,292	—	—	1,604,292

Cash, employer contribution, notes receivable from participants, accrued investment income and excess contributions payable

For financial instruments with a short-term or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	December 31, 2015	December 31, 2014
Net assets available for benefits per the financial statements	$1,695,921,190	$1,715,214,291

Total assets (current value column) per Form 5500 Schedule of Assets (Held at End of Year)	$1,692,921,190	$1,715,214,291

(Decrease) increase in net assets per the financial statements	$(19,293,101)	$52,893,142

Net (loss) income per Form 5500	$(19,293,101)	$52,893,142

SUPPLEMENTAL SCHEDULE

THE FIFTH THIRD BANCORP 401(K) SAVINGS PLAN

SCHEDULE H, PART IV, LINE 4(i)

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2015

(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost**	Current Value

	CASH:
*	JPMorgan	Uninvested Cash - Fifth Third Stock		$438,498

	CASH EQUIVALENTS:
	Federated	Federated Prime Cash Obligation Money Market Fund		92,931,803
	JPMorgan	JPMorgan Prime Money Market Fund		3,940,368

	Total Cash Equivalents			96,872,171

	COMMON STOCK:
*	JPMorgan	Fifth Third Stock		200,456,511

	COLLECTIVE FUNDS:
	T. Rowe Price	T. Rowe Price Blue Chip Growth Trust Class T2		109,300,963
*	Fifth Third Bank	Equity Index Fund for Employee Benefit Plans Class B		106,571,285
	SSgA	State Street Global Advisors Global Equity Ex U.S. Index Non-Lending Series Class C		94,788,310
	SSgA	State Street Global Advisors Russell Large Cap Growth Index - Non-Lending Series Class C		79,670,004
	SSgA	State Street Global Advisors S&P Mid Cap Non-Lending Series Class C		70,959,857
	SSgA	State Street Global Advisors U.S. Bond Index Non-Lending Series Class C		70,430,849
	SSgA	State Street Global Advisors Russell Large Cap Value Index Non-Lending Series Class C		54,395,101
	JPMorgan	JPMorgan Target Retirement Date 2030 Fund		50,207,063
	JPMorgan	JPMorgan Target Retirement Date 2025 Fund		45,463,021
	JPMorgan	JPMorgan Target Retirement Date 2020 Fund		43,093,692
	JPMorgan	JPMorgan Target Retirement Date 2035 Fund		40,027,857
	JPMorgan	JPMorgan Target Retirement Date 2040 Fund		32,931,951
	SSgA	State Street Global Advisors Russell Small Cap Index Non-Lending Series Class S		25,034,561
	JPMorgan	JPMorgan Target Retirement Date 2045 Fund		22,765,790

(Continued)

THE FIFTH THIRD BANCORP 401(K) SAVINGS PLAN

SCHEDULE H, PART IV, LINE 4(i)

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2015

(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost**	Current Value

	COLLECTIVE FUNDS:
	JPMorgan	JPMorgan Target Retirement Date 2015 Fund		$19,818,384
	JPMorgan	JPMorgan Target Retirement Date 2050 Fund		15,318,754
	JPMorgan	JPMorgan Target Retirement Date Income Fund		10,769,408
	JPMorgan	JPMorgan Target Retirement Date 2055 Fund		5,278,289

	Total Collective Funds			896,825,139

	MUTUAL FUNDS:
	JPMorgan	JPMorgan Core Bond Fund		70,089,715
	Goldman Sachs	Goldman Sachs Mid Cap Value Fund		64,548,413
	Goldman Sachs	Goldman Sachs Growth Opportunities Fund		63,181,984
	Touchstone	Touchstone Value Fund		55,724,492
	Alliance Bernstein	Alliance Bernstein Small Cap Growth Fund		44,910,357
	Lazard	Lazard Emerging Markets Fund		42,828,124
	Touchstone	Touchstone International Value Fund		37,783,243
	JPMorgan	JPMorgan Self-directed Brokerage Account		34,324,715
	Touchstone	Touchstone Small Cap Value Fund		19,144,089
	Ivy Funds	Ivy Core Equity Fund		15,308,460
	American Century	American Century Inflation-Adjusted Bond Fund		12,703,057
	JPMorgan	JPMorgan Short Duration Bond Fund		11,732,924

	Total Mutual Funds			472,279,573

	LOANS:
*	Various	Notes receivable from participants (4.25% interest rate and maturing on various dates through December 2020)		24,123,715

	TOTAL			$1,690,995,607

*	A party-in-interest as defined by ERISA
**	Cost information for participant directed investments is not required and, therefore, is not included

(Concluded)